STOCK PURCHASE AND TERMINATION AGREEMENT

This Stock Purchase and Termination Agreement (the “Agreement”), dated as of October 5, 2007, is entered into by and among H2Diesel Holdings, Inc., a Florida corporation (“Holdings”), H2Diesel, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“H2Diesel”), and Xethanol Corporation, a Delaware corporation (“Xethanol”).

RECITALS

WHEREAS, Xethanol beneficially owns 5,850,000 shares of common stock, par value $0.001 per share, of Holdings; and

WHEREAS, Xethanol desires to sell 5,460,000 shares (the “Shares”) and to retain 390,000 shares (the “Retained Shares”) of such common stock; and

WHEREAS, H2Diesel and Xethanol are parties to an Amended and Restated Sublicense Agreement, dated June 15, 2006 (the “Sublicense Agreement”), a Technology Access Agreement, dated June 15, 2006 (the “Technology Access Agreement”), and a Letter Agreement regarding Registration Rights, dated October 16, 2006 (the “Letter Agreement”, together with the Sublicense Agreement and Technology Access Agreement, the “H2Diesel/Xethanol Agreements”); and

WHEREAS, Holdings desires to purchase and Xethanol desires to sell to Holdings all the Shares beneficially owned by Xethanol and all parties desire to terminate the H2Diesel/Xethanol Agreements; and

WHEREAS, the parties hereto desire to effect the releases and waivers contemplated hereby in connection with the sale and purchase hereunder.

NOW THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, H2Diesel and Xethanol agree as follows:

TERMS

1. PURCHASE AND SALE OF SHARES

Subject to the terms and conditions set forth in this Agreement, in reliance on the respective representations, warranties and covenants contained herein and in consideration for the releases set forth herein:

1.1 At the Closing (as hereinafter defined), Xethanol will sell, convey, assign and transfer to Holdings free and clear of all Liens (as hereinafter defined), and Holdings will purchase and redeem from Xethanol, all of the Shares for an aggregate purchase price equal to $7,000,000 (the “Purchase Price”); and

1.2 Upon execution of this Agreement, Holdings will pay Xethanol a non-refundable deposit of $250,000, which amount will be deducted from the Purchase Price payable at the Closing.

2. CLOSING

2.1 Condition to Closing. The Closing (as hereinafter defined) is conditioned upon the closing of a transaction in which Holdings obtains a minimum of $10,000,000 of new financing (the “Financing Transaction”). Holdings may waive this condition in its sole discretion by providing written notice to the other parties.

2.2 Closing Date. The Closing will occur simultaneously with or at a reasonably prompt time after the closing of the Financing Transaction, or at such date, time and location as mutually agreed upon by all parties in writing (the “Closing”).

2.3 Termination. If the Closing does not occur on or before November 9, 2007, or such later date as may be agreed by the parties in writing, each party shall have an independent right to terminate this Agreement upon ten (10) calendar days’ written notice to the other party. No party shall incur any obligation to the other party as a result of such termination, unless such termination results from a failure to close arising from a breach by a party of its obligations hereunder, in which case the non-breaching party shall be entitled to pursue remedies at law or equity. The failure of Holdings to satisfy the condition specified in Section 2.1 shall not be a breach. However, in the event of a termination other than as a result of a breach by Xethanol of its obligations hereunder, Xethanol shall retain the non-refundable deposit of $250,000.

2.4 Deliveries at Closing. At the Closing,

(a) Xethanol shall deliver to Holdings

(i)	The stock certificates representing the Shares, duly endorsed in blank or accompanied by assignments separate from the certificates duly endorsed in blank;

(ii)	Any other documents necessary to transfer to Holdings good, valid and marketable title to the Shares, and

(iii)	Originals of all promissory notes and instruments, each marked cancelled, evidencing any and all debt owed by Holdings or H2Diesel to Xethanol (the “Debt”); and

(iv)	Such other documents as may reasonably be requested by Holdings or H2Diesel to further document the termination and release occurring effective as of the Closing.

(b) Holdings shall deliver to Xethanol $6,750,000, which is the Purchase Price for the Shares minus the $250,000 deposit previously delivered to Xethanol upon execution of the Agreement, by wire transfer of immediately available funds to a bank account previously designated by Xethanol. Holdings and H2Diesel shall also deliver such other documents as may reasonably be requested by Xethanol to further document the termination and release occurring effective as of the Closing.

3. TERMINATION AND RELEASE

3.1 Termination of H2Diesel/Xethanol Agreements. Effective as of the occurrence of the Closing, but not in the event that this Agreement terminates prior to the Closing occurring, the H2Diesel/Xethanol Agreements are hereby terminated, and are of no further force and effect, and no party thereto shall have any further rights or obligations thereunder; provided, however, that all provisions regarding confidential information shall survive such termination, including but not limited to section 2.6 of the Sublicense Agreement regarding intellectual property rights and any defined terms included therein, and all confidential information given by Holdings or H2Diesel to Xethanol is returned within thirty days from the Closing.

3.2 Release by Holdings and H2Diesel. Effective as of the occurrence of the Closing, but not in the event that this Agreement terminates prior to the Closing occurring, Holdings and H2Diesel, on their own behalf and on behalf of their officers, directors, employees, agents, representatives, predecessors, successors and assigns (collectively, “Representatives”), hereby irrevocably, unconditionally and forever (i) waive and relinquish any rights granted to H2Diesel pursuant to the H2Diesel/Xethanol Agreements and the other agreements and documents contemplated thereby, and (ii) release and discharge Xethanol and its Representatives from any and all manner of claims, liabilities and obligations whatsoever, whether known or unknown, accrued or not accrued, direct or indirect, in law or equity, arising from any source or manner whatsoever, including without limitation those arising from or relating to the H2Diesel/Xethanol Agreements or the other agreements and documents contemplated thereby, which may exist as of the date hereof or as of the date of Closing, or which may arise in the future based upon events that have occurred or documents signed at any time prior to the date hereof or the date of Closing.

3.3 Release by Xethanol. Effective as of the occurrence of the Closing, but not in the event that this Agreement terminates prior to the Closing occurring, Xethanol, on behalf of itself and its Representatives, hereby irrevocably, unconditionally and forever (i) waives and relinquishes any rights it may have against or with respect to Holdings or H2Diesel or their Representatives pursuant to the H2Diesel/Xethanol Agreements and the other agreements and documents contemplated thereby, (ii) waives and relinquishes any right to repayment of principal and interest on any and all Debt, which the parties believe to be an aggregate amount of $50,000, and (iii) releases and discharges Holdings and H2Diesel and their respective Representatives from any and all manner of claims, liabilities and obligations whatsoever, whether known or unknown, accrued or not accrued, direct or indirect, in law or equity, arising from any source or manner whatsoever, including without limitation those arising from or relating to the H2Diesel/Xethanol Agreements or the other agreements and documents contemplated thereby, which may exist as of the date hereof or as of the date of Closing, or which may arise in the future based upon events that have occurred or documents signed at any time prior to the date hereof or the date of Closing.

3.4 Effectiveness of Termination and Release. For the avoidance of doubt, the parties agree that the terminations, waivers and releases in this Article 3 shall be effective immediately when, but only when, the sale and purchase of the Shares and payment therefor has taken place at the Closing. In the event this Agreement terminates prior to the Closing the terminations, waivers and releases in this Article 3 shall be of no force or effect, and the H2Diesel/Xethanol Agreements shall continue in full force and effect.

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Xethanol. Xethanol represents and warrants to to Holdings and H2Diesel both on the date hereof and on the date of the Closing as follows:

(a) Xethanol has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) The execution of this Agreement by Xethanol does not, and the performance by Xethanol of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Xethanol is a party or by which Xethanol is bound or any judgment, decree or order applicable to Xethanol;

(c) To the best of its knowledge, neither the execution and delivery of this Agreement nor the performance by Xethanol of its obligations hereunder will violate any provision of law applicable to Xethanol or require any consent or approval of, or filing with or notice to any public body or authority under any provision of law applicable to Xethanol other than notices or filings pursuant to the federal securities laws; and

(d) Xethanol is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Shares, has good and marketable title to all of the Shares, and there exist no liens, claims, options, proxies, voting agreements, charges, security interests, or encumbrances of whatever nature (“Liens”) affecting such Shares. Upon transfer of the Shares to Holdings by Xethanol, Holdings will have good and marketable title to the Shares free and clear of all Liens. Other than the Shares and the Retained Shares, Xethanol and its subsidiaries or affiliates do not beneficially own any other securities of Holdings or H2Diesel and do not have any outstanding option, warrant or other right to acquire, directly or indirectly, any securities of Holdings or H2Diesel which are or may by their terms become entitled to vote or any securities which are convertible or exchangeable into or exercisable for any securities of Holdings or H2Diesel which are or may by their terms become entitled to vote, and Xethanol is not subject to any offer, contract, arrangement, understanding or relationship (whether or not legally enforceable) which allows or obligates Xethanol to vote, dispose of or acquire any securities of Holdings or H2Diesel.

4.2 Representations and Warranties of Holdings and H2Diesel. Holdings and H2Diesel represent and warrant to Xethanol both on the date hereof and on the date of the Closing as follows:

(a) Holdings and H2Diesel have the requisite corporate power and authority to execute, deliver and to consummate the transactions contemplated hereby, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and

(b) The execution of this Agreement by Holdings and H2Diesel does not, and the performance by Holdings and H2Diesel of their obligations hereunder will not, to the best of their knowledge, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Holdings or H2Diesel is a party or by which Holdings or H2Diesel is bound.

(c) To the best of their knowledge, neither the execution and delivery of this Agreement nor the performance by Holdings and H2Diesel of their obligations hereunder will violate any provision of law applicable to Holdings and H2Diesel or require any consent or approval of, or filing with or notice to any public body or authority under any provision of law applicable to Holdings and H2Diesel other than notices or filings pursuant to the federal securities laws.

5. MISCELLANEOUS.

5.1 Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the parties with respect to the transactions set forth herein.

5.2 Amendment, Waiver. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the parties hereto, and no waiver of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the party subject to enforcement of such waiver.

5.3 Governing Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any otherwise applicable rules of conflict that would cause the laws of another jurisdiction to apply.

5.4 Further Assurances.  Each party shall take such action (including, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other party for the implementation or continuing performance of this Agreement.

5.5 Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

5.6 Headings; Interpretation. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

5.7 Confidentiality. Each Party agrees to keep any Confidential Information of the other parties confidential and agrees not to disclose such information. Notwithstanding the foregoing, the parties may make disclosures to the extent required by law or by the applicable rules and regulations of a securities exchange or national market system on which a disclosing Party’s shares are listed or traded.

5.8 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Agreement, and written amendments hereto, may be executed by facsimile.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

H2DIESEL HOLDINGS, INC.

By:	/s/ David A. Gillespie
Name: David A. Gillespie
Title: President

H2DIESEL, INC.

By:	/s/ David A. Gillespie
Name: David A. Gillespie
Title: President

XETHANOL CORPORATION

By:	/s/ David Ames
Name: David Ames
Title: Chief Executive Officer